                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                            (Amendment No.      15)*
                                         ---------

                        AMERICAN BUSINESS PRODUCTS, INC.
                                (Name of Issuer)

                           COMMON STOCK $2 PAR VALUE
                         (Title of Class of Securities)

                                   024763104
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person : (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 8 pages

                                      13G
CUSIP NO.  024763104                                         Page 2 of 8 Pages


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Curtis Investment Company, LP
                 58-6037176
- ------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                           A { }
                          Joint Filing     B {X}
- ------------------------------------------------------------------------------

3        SEC USE ONLY

- ------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                 Georgia Limited Partnership
- ------------------------------------------------------------------------------

                                  5        SOLE VOTING POWER

                                                   2,509,788
                                  --------------------------------------------
         NUMBER OF
          SHARES                  6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                  -0-
           EACH                   --------------------------------------------
         REPORTING
          PERSON                  7        SOLE DISPOSITIVE POWER
           WITH
                                                   2,509,788
                                  --------------------------------------------

                                  8        SHARED DISPOSITIVE POWER

                                                   -0-
- ------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,509,788
- ------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- ------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 23.5%
- ------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                 PN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                      13G


CUSIP NO.  024763104                                         Page 3 of 8 Pages


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Lonnie C. Bird
                 ###-##-####
- ------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                           A { }
                          Joint Filing     B {X}
- ------------------------------------------------------------------------------

3        SEC USE ONLY

- ------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
- ------------------------------------------------------------------------------

                                  5        SOLE VOTING POWER

                                                   2,668,954
                                  --------------------------------------------
         NUMBER OF
          SHARES                  6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                                  41,857
           EACH                   --------------------------------------------
         REPORTING
          PERSON                  7        SOLE DISPOSITIVE POWER
           WITH
                                                   2,668,954
                                  --------------------------------------------

                                  8        SHARED DISPOSITIVE POWER

                                                   41,857
- ------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,710,811
- ------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- ------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 25.4%
- ------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                 IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                AMENDMENT NO. 15
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                         CURTIS INVESTMENT COMPANY, LP
                                      AND
                                 LONNIE C. BIRD


CUSIP NO.  024763 10 4                                           Page 4 of 8


                                  SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER

         AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING

         Curtis Investment Company, LP

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (c) - CITIZENSHIP

         Georgia Limited Partnership

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES

         Common Stock, $2 Par Value

ITEM 2 (e) - CUSIP NUMBER

         024763 10 4

ITEM 3

         This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b)

ITEM 4 - OWNERSHIP AS OF DECEMBER 31, 1994

      (a)    Amount Beneficially Owned:  2,509,788
      (b)    Percent of Class:  23.5%
      (c)    Number of shares as to which such person has:
             (i)    sole power to vote or to direct the vote:  2,509,788
             (ii)   shared power to vote or to direct the vote:  0
             (iii)  sole power to dispose or to direct the disposition of:
                    2,509,788
             (iv)   shared power to dispose or to direct the disposition of:  0

CUSIP NO.  0247630 10 4                                          Page 5 of 8


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10 - CERTIFICATION

         Not applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 31, 1995

                                        CURTIS INVESTMENT COMPANY, LP



                          BY:   /s/ Lonnie C. Bird
                              ------------------------------------------------
                                    Lonnie C. Bird, Managing General Partner

                                AMENDMENT NO. 15
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                         CURTIS INVESTMENT COMPANY, LP
                                      AND
                                 LONNIE C. BIRD


CUSIP NO.  024763 10 4                                           Page 6 of 8


                                  SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER

         AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING

         Lonnie C. Bird

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (c) - CITIZENSHIP

         United States of America

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES

         Common Stock, $2 Par Value

ITEM 2 (e) - CUSIP NUMBER

         024763 10 4

ITEM 3

         This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b)

ITEM 4 - OWNERSHIP AS OF DECEMBER 31, 1994

      (a)     Amount Beneficially Owned:  2,710,811
      (b)     Percent of Class:  25.4%
      (c)     Number of shares as to which such person has:
             (i)    sole power to vote or to direct the vote:  2,668,954
             (ii)   shared power to vote or to direct the vote:  41,857
                    (consist of 14,062 shares held of record by Henry Curtis Family Trust of 1990 of which Ms. Bird is a co-trustee and 27,795 shares owned by the Residuary Trust under the Will of Richard B. Curtis for which Ms. Bird shares voting and investment power with Richard B. Curtis, Jr. and Trust Company Bank.)
             (iii)  sole power to dispose or to direct the disposition of:
                    2,668,954

CUSIP NO.  024763 10 4                                           Page 7 of 8



             (iv)   shared power to dispose or to direct the disposition of:
                    41,857 (consist of 14,062 shares held of record by Henry Curtis Family Trust of 1990 of which Ms. Bird is a co-trustee and 27,795 shares owned by the Residuary Trust under the will of Richard B. Curtis for which Ms. Bird shares voting and investment power with Richard B. Curtis, Jr. and Trust Company Bank.)

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10 - CERTIFICATION

         Not applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 31, 1995





                                  BY:     /s/ Lonnie C. Bird
                                      ----------------------------------
                                          Lonnie C. Bird

CUSIP NO.  024763 10 4                                           Page 8 of 8



                                   EXHIBIT 1



                                   AGREEMENT



         Curtis Investment Company, LP and Lonnie C. Bird hereby agree that the attached Schedule 13G, Amend No. 15 dated January 31, 1995 is filed on behalf of each of us.

Date:    January 31, 1995



                               /s/ Lonnie C. Bird
                               -----------------------------------------------
                                  Lonnie C. Bird


                                      CURTIS INVESTMENT COMPANY, LP



                               By: /s/ Lonnie C. Bird
                                   -------------------------------------------
                                      Lonnie C. Bird, Managing General Partner